(d)(19)
                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (this "Agreement") is entered into as of December 5, 2000, by and between UMSI Acquisition Co., a Delaware corporation (the "Company"), and David P. Reddick (the "Executive").

                  WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth herein;

                  WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions; and

                  WHEREAS, the Company and the Executive intend that this Agreement shall supersede and replace in its entirety any prior agreement relating to the terms of employment of the Executive with any predecessor in interest to the Company (a "Prior Agreement") and that, on and after the date hereof, any such Prior Agreement shall be of no further force or effect.

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1.                Effective Date; Employment Period; Prior Agreement.
                  --------------------------------------------------

         (a) Subject to the provisions of this Section 1 and the provisions of Section 4 hereof, the term of this Agreement shall commence as of the consummation date of the Asset Purchase Agreement (the "Asset Purchase Agreement") by and among Union Espanola de Explosivos S.A., Union Espanola de Explosivos-MSI International, S.A., the Company, and Mining Services International Corporation (the "Effective Date") and shall end on the second anniversary thereof, provided that, subject to
                  Section 4 hereof, commencing on the second anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than ninety
                  (90) days prior to each such date, the Company or the Executive shall have given notice not to extend the term of this Agreement. This Agreement will become effective only upon the consummation of the Asset Purchase Agreement. Until this Agreement becomes effective, this Agreement will have no force and effect, and no party shall have any right, interest, duties, obligations or liabilities hereunder. If the Asset Purchase Agreement is not consummated, this Agreement will be null and void and have no force and effect, and no party shall have any right, interest, duties, obligations or liabilities hereunder. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration. All periods during which the Executive is employed hereunder shall hereinafter be referred to as the "Employment Period."

         (b) Effective as of the Effective Date, this Agreement shall supersede and replace any Prior Agreement, and any Prior Agreement shall be of no further force or effect.


2.                Positions and Duties.
                  --------------------

         (a) During the Employment Period, the Company will employ the Executive, and the Executive agrees to serve and accept employment, as the Vice President of Operations, reporting directly to the Chief Executive Officer of the Company or other ultimate executive authority of the Company or such person as the CEO delegates (the "CEO"). As Vice President of Operations, the Executive shall perform the customary duties of such position, subject to the direction and control of the CEO, and shall perform such other duties, not inconsistent with such position, as the CEO or the Board of Directors of the Company (the "Board") may require. The Executive's responsibilities shall include overseeing and supervising bulk operations in North America, coordination of bulk licences and Coordination of the joint venture operations in Uzbekistan and Colombia. The Executive shall have positions on the Boards of Eastern Mining Services.

         (b) During the Employment Period, the Executive shall devote all of his working time to such employment, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board. It shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees, or on those corporate boards or committees on which the Executive is serving as of the Effective Date (each of which have been disclosed by the Executive to the Company in writing and are attached hereto as Exhibit A), provided that such activities do not materially interfere with the performance of the Executive's duties hereunder. It shall also not be a violation of this Agreement for the Executive to have passive investments in entities that do not in any way compete with the Company provided that such activities do not materially interfere with the performance of the Executive's duties hereunder.

         (c) During the Employment Period, the Executive shall not cause the Company to enter into any contract with any related party without the prior written consent of the CEO. For purposes of this subsection (c), a related party is any entity in which the Executive or his immediate family has any ownership interest. For purposes of this Agreement immediate family members are an individual's parents, spouse, children and other dependents living in the individual's home.

3. Compensation. In consideration of the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and any other standard Company deductions shall be deducted from such compensation:

         (a) Base Salary. The Executive shall receive a base salary equal to one hundred and fifteen thousand dollars ($115,000) per annum (the "Base Salary"), which Base Salary shall be paid in accordance with the Company's generally applicable payroll practices and procedures (or in such other manner as the Executive and the Company may otherwise agree). The Base Salary shall be reviewed for adjustment by the Board annually (commencing on or about January 1, 2002, and on or about each January 1 thereafter during the Employment Period).

         (b) Bonuses. For each fiscal year of the Company beginning on or after January 1, 2001, the Executive shall be eligible for an annual bonus of between 0% and 30% of his Base Salary based upon attainment of reasonable performance goals as follows:

                           upon achievement of role performance objectives established for the Executive;

                           upon achievement of performance objectives established for the Company as a whole; and

                           upon the extent of the Executive's contributions to the creation of long-term Company shareholder value.

                  The performance goals shall be established (and the determination of whether the goals have been attained shall be made) in good faith by the CEO, in his sole discretion after consultation with the Executive, and shall be based on reasonable objective targets consistent with the Company's business plan. Any amount payable to the Executive for a year pursuant to this subsection (b) shall be paid on or before March 15 of the following year.

         (c) Employee Benefits. The Executive shall be entitled to participate in the retirement, health and life insurance and other welfare and fringe benefit plans and programs that are generally made available by the Company to its executive officers from time to time. For purposes of (i) the Company's 401(k) program, (ii) the Company's vacation program and (iii) the Company's sick leave program, the Executive's service as an employee of Mining Services International shall count as years of service with the Company. Such benefits shall be, as of the Effective Date, similar to those provided to the Executive by Mining Services International immediately before the Effective Time, including without limitation medical benefits and a "401(k)" savings plan with an employer matching contribution of at least 3%. In addition to such benefit plans and programs, the Executive shall have the following benefits:

                  (i) Holidays. The Executive shall be entitled to the following 10 (ten) holidays per year:

                           New Year's Day                 Day after Thanksgiving
                           Memorial Day                   Day before Christmas
                           Independence Day
                           Christmas Day
                           Labor Day                      2 Floating Holidays
                                                          (one could be used
                                                          for Statehood Day if
                                                          desired)
                           Thanksgiving Day

                  (ii) Medical Insurance. The medical insurance shall be offered through Blue Cross Blue Shield of Utah (the "Medical Insurance"). The Executive shall be entitled to choose between the two following plans: (1) a full plan which has a higher premium to the individual family and (2) a PPO plan which has lower premiums. The Executive shall have an additional benefit of up to $3,000 per year to cover deductibles and other out-of-pocket costs not covered under the normal plans. The Medical Insurance also covers a dental plan, life insurance coverage and drug card.

                  (ii) Automobile Policy. The Executive shall be entitled to either use a company owned vehicle or receive a vehicle allowance depending on the circumstances as approved by the CEO. The vehicle dollar limits are adjusted each year by the CEO.

                  (iii) Office and Communication Equipment. On a needs basis, the Executive may be provided a lap top computer, mobile phones and other technology to enhance work performance.

         (d) Expenses. During the Employment Period, the Company shall reimburse the Executive for reasonable and customary expenses with respect to vehicle usage, travel, meals, business-related entertainment, cellular phone usage and similar items incurred in connection with the Company's business, pursuant to the expense reimbursement policies of the Company then in effect. Provided he has valid need the Executive may be authorized for the use of a Company credit card. The Executive is responsible for paying the monthly bill and maintaining such credit card account.

         (e) Vacation. The Executive shall be entitled to four weeks of annual paid vacation, which shall be forfeited to the extent that it is not taken in the year for which it is granted (unless the failure to take the vacation is attributable to the duties of the Executive with respect to the Company in which case it shall be carried forward to the next succeeding year). The Executive shall not be eligible for remuneration for forfeited vacation.

4.       Termination.
         ------------

         (a) Termination by the Company for Cause. The Company shall have the right at any time to terminate the Executive's employment hereunder for "Cause". "Termination for Cause" shall mean termination of the Executive's employment by the Company or any of its subsidiaries due to (i) the Executive's conviction for a felony as defined by Applicable Law, (ii) gross negligence in performance of the Executive's duties, (iii) dishonesty adversely affecting the Company, (iv) willful failure to perform his duties and obligations after being given detailed notice of his inadequate performance and a reasonable opportunity to cure which will not exceed 30 days,
                  (v) recklessness in performance of the Executive's duties which results in a material adverse effect on the Company or
                  (vi) fraud.

         (b) Termination by the Company for Death or Disability. The Executive's employment hereunder shall terminate automatically upon the death of the Executive. The Company shall have the right at any time to terminate the Executive's employment hereunder upon the Executive's "Disability" or "Death". "Termination Due to Disability" shall mean termination of the Executive's employment by the Company or any of its subsidiaries because the Executive has been incapable for a six month period of substantially fulfilling the positions, duties, responsibilities and obligations set forth in his/her employment agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease. "Termination Due to Death" shall mean a termination of the Executive's employment by the Company or any of its subsidiaries because the Executive has died.

         (c) Termination by the Company without Cause. The Company shall have the right at any time to terminate the Executive's employment hereunder without Cause. "Termination Without Cause" shall mean any termination by the Company or any of its subsidiaries of the Executive's employment other than (i) Termination Due to Disability, (ii) Termination Due to Death,
                  (iii) Termination Due to Retirement or (iv) Termination for Cause.

         (d) Termination by the Executive Without Good Reason. The Executive shall be entitled voluntarily to terminate his employment hereunder "Without Good Reason" upon no less than ninety (90) days' prior written notice to the Company. "Termination Without Good Reason" shall mean any termination of the Executive's employment with the Company or any of its subsidiaries by the Executive other than (i) a Termination Due to Death, (ii) a Termination Due to Retirement, (iii) a Termination for Good Reason, (iv) Termination for Failure to Relocate or (v) a Termination Due to Disability. "Termination Due to Retirement" shall mean termination of the Executive's employment with the Company or any of its subsidiaries by the Executive because the Executive has reached or surpassed (i) the age of 65 or (ii) the age of 60 provided that the Executive has been employed by the Company for at least five years from the Effective Date.

         (e) Termination by the Executive for Good Reason. The Executive shall be entitled voluntarily to terminate his employment for "Good Reason" upon no less than ninety (90) days' prior written notice to the Company, provided that the Company does not cure the condition providing the basis for Good Reason within thirty (30) days following the provision for the Executive's Notice of Termination in accordance with subsection (g), below. "Termination for Good Reason" shall mean termination of the Executive's employment with the Company or any of its subsidiaries by the Executive due to (i) a material reduction in the Executive's responsibilities, duties and positions, (ii) a material reduction of the Executive's annual base salary and bonus potential, (iii) a material breach by the Company of this Agreement, (iv) a willful and intentional request by the Company that the Executive violate the Foreign Corrupt Practices Act or (v) a Change of Control (as hereafter defined), and if, not later than the date of the Change of Control, the Executive is not offered a similar position with the Company for at least one year with compensation and responsibilities substantially similar to those of the Executive's for the eighteen (18) months preceding the Change of Control.

         (f) Termination by the Executive for Failure to Relocate. The Executive shall be entitled voluntarily to terminate his employment for "Failure to Relocate" upon no less than ninety
                  (90) days' prior written notice to the Company. "Termination for Failure to Relocate" shall mean termination of the Executive's employment with the Company or any of its subsidiaries by the Executive through his refusal to relocate from his current geographic location of employment to another geographic location more than fifty miles from the current location upon such request by the Company or any of its affiliates.

         (g) Notice of Termination. Any termination of the Executive's employment hereunder (other than upon the death of the Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or by the Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment, and (iii) sets forth the date on which such termination shall be effective (the "Date of Termination"). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

5.       Effect of Termination of Employment.
         -----------------------------------

         (a) For Cause. If the Executive's employment hereunder is Terminated for Cause, the Executive's Base Salary and other benefits specified in Section 3 hereof (other than any bonus) shall be paid or provided through but not after the Date of Termination, and the Company shall have no further obligations under this Agreement.

         (b) Without Cause/For Good Reason. If the Executive's employment hereunder is Terminated Without Cause or Terminated for Good Reason, (i) the Executive's Base Salary and other benefits specified in Section 3 hereof (other than any bonus) shall be paid or provided through the Date of Termination, (ii) the Company shall pay the Executive, within ten days following the Date of Termination, (x) a cash amount equal to 100% of his then Base Salary and, (y) the Earned Bonus (as defined below), if any, provided that (1) a full calendar year has been completed (the "Prior Year") and the Executive has already earned his full bonus for the Prior Year (the "Earned Bonus") and (2) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason in the year after the Prior Year but before the Earned Bonus has been paid to the Executive.

         (c) Failure to Relocate. If the Executive's employment hereunder is Terminated for Failure to Relocate, (i) the Executive's Base Salary and other benefits specified in Section 3 hereof (other than any bonus) shall be paid or provided through the Date of Termination, (ii) the Company shall pay the Executive, within ten days following the Date of Termination, (x) a cash amount equal to 100% of his then Base Salary and, (y) the Earned Bonus, if any, provided that (1) a Prior Year has been completed and the Executive has already earned the Earned Bonus and (2) the Executive's employment is terminated by the Executive for Failure to Relocate in the year after the Prior Year but before the Earned Bonus has been paid to the Executive.

         (d) Without Good Reason. If the Executive's employment hereunder is Terminated Without Good Reason, the Executive's Base Salary and other benefits specified in Section 3 hereof (other than any bonus) shall be paid or provided through but not after the Date of Termination, and the Company thereafter shall have no further obligations under this Agreement.

         (e) Due to Death or Due to Disability. If the Executive's employment hereunder is Terminated Due to Death or Terminated Due to Disability, the Executive's Base Salary and other benefits specified in Section 3 hereof shall be paid or provided to the Executive (or the Executive's estate, if applicable) through but not after the Date of Termination, and the Company shall have no further obligations under this Agreement.

         (f) In addition to the benefits provided to the Executive pursuant to the foregoing provisions of this Section 5, unless the Company elects to waive the provisions of Sections 6(b) through 6(d), below, the Company shall pay to the Executive following the termination of the Executive's employment (for any reason other than death, by reason of Disability or Termination for Cause (as defined in the Stockholders Agreement) one (1) times his Base Salary (as determined as of his Date of Termination) for each year of the Non-Competition Period (as hereafter defined) as such period shall be selected by the Company. The payments shall be made within twenty (20) days following the first and second, as applicable, anniversary of his Date of Termination.

6.       Confidential Information; Restrictive Covenants.
         -----------------------------------------------

         (a) The Executive acknowledges that the non-public information, knowledge and data (including any trade secrets or similar proprietary information) obtained by him during the course of his employment with the Company, concerning the business or affairs of the Company and its affiliates (the "Business Entities") are the property of the Company. Therefore, the Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than a Business Entity, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing or other processes, financing methods, plans or the business and affairs of any Business Entity; provided that the foregoing shall not apply to information which is not proprietary to the Business Entities or which has become public other than as a result of the Executive's breach of this covenant. The Executive agrees that, during the Employment Period, he will use his best efforts to maintain in good condition all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Business Entities, and that upon termination of his employment with the Company for any reason, he will return all such materials (together with any other property of the Company) to the Company immediately. The Executive shall not at any time (whether during or after his employment with the Company), without the prior written consent of the CEO, participate in any public conference, publish any document, or otherwise make any public statement that could reasonably be expected to affect the image of the Business Entities.

         (b) The Executive agrees that during the Non-Competition Period, he will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage (for anyone other than the Company) in any Competitive Enterprise. For the purpose hereof, a "Competitive Enterprise" shall mean any company, corporation or other entity with any activities directly or indirectly related to the civil explosives business or the initiation systems business. Ownership of less than two percent of the total outstanding equity securities by the Executive of shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The NASDAQ Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this subsection (b) provided that the Executive own less than two percent of such class of equity securities. The "Non-Competition Period", if any, is either one (1) or two (2) years from the Date of Termination at the option of the Company.

         (c) The Executive agrees during the Non-Competition Period not to knowingly take any action having the purpose or effect of interfering with or otherwise damaging in any material respect the Company's business relationship with any of its principal suppliers and customers.

         (d) The Executive agrees that during the Non-Competition Period, he shall not, other than in connection with employment for the Company, directly or indirectly, employ, or knowingly permit any company or business organization directly or indirectly controlled by the Executive to employ any person who is employed by the Company, or in any manner seek to induce any such person to leave his or her employment with the Company.

         (e) If the Executive materially breaches any of the provisions of this Section 6 (the "Restrictive Covenants"), (A) the Executive shall be required to pay to the Company, within five
                  (5) days following written demand by the Company, any amount paid to the Executive pursuant to Section 5(e) hereof, and (B) the Company shall have the following additional rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:

                  (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                  (ii) the right to discontinue the payment of any amounts or benefits owing to the Executive under this Agreement.

         (f) The Executive hereby acknowledges and agrees that all of the Restrictive Covenants are reasonable and valid.

         (g) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees that the Restrictive Covenants, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         (h) For purposes of this Section 6 and Section 7 hereof, the "Company" refers to the Company and any of its parents, subsidiaries, subdivisions or affiliates.

7.       Secret Processes.
         ----------------

         (a) If at any time or times during the Employment Period, the Executive (either alone or with others) makes, conceives, discovers or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (the "Developments") that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to the Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and any benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development or benefit and hereby assigns any rights the Executive may have or acquire in the Developments and related benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

                  Upon disclosure of each Development to the Company, the Executive will, during the Employment Period and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and duly authorized agents may reasonably require:

                           (x) to apply for, obtain and vest in the name of the
                  Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                           (y) to defend any opposition proceedings in respect
                  of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

                  In the event the Company is unable, after reasonable effort, to secure the Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in the Executive's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive; provided, however, that (subject to resolution of the dispute in accordance with Section 16 hereof) the Company may not exercise any rights under this paragraph if the Executive or his designee notifies the Company, in writing, that the Executive disputes any claim made by the Company under this
                  Section 7 .

         (b) The Executive hereby acknowledges and agrees that the provisions of this Section 7 are reasonable and valid.

8.       Special Provisions Regarding a Change of Control.
         ------------------------------------------------

         (a) If there is a Change of Control (as defined in subsection (b), below), and, not later than the date of such Change of Control, the Executive is not offered a similar position with the Company (or any successor in interest to the Company) immediately following the Change of Control for at least a one year term with compensation and responsibilities substantially similar to those of the Executive at the Company for the eighteen (18) months preceding the Change of Control, the Company shall pay to the Executive with respect to any Change of Control that occurs on or before the Change of Control a cash amount equal to 100% of his Base Salary.

         (b) For purposes of this Agreement, "Change of Control" shall mean the acquisition by an entity other than Union Espanola de Explosivos S.A. or any of its related companies, subsidiaries or affiliates, of (i) more than 50% of the outstanding equity interests of Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. (the "ETVE") or the Company or (ii) all or substantially all of the assets of the ETVE or the Company.

         (d) Unless otherwise agreed by the parties hereto in writing, the provisions contained in this Section 8 shall be valid only with respect to any Change of Control that occurs on or before December 31, 2005 at which time this Section 8 shall become null and void.

9. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after timely delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

                  For notices and communications to the Company:

                           Union Espanola de Explosivos S.A.
                           Av. Del Partenon, 16-5a Pl.
                           Campo de las Naciones
                           28042 Madrid, Spain

                           Attention: Jose Fernando Sanchez-Junco
                                                     and
                                            Carlos Gastanaduy

                           Telephone:       34-91-722-0100
                           Telecopy:        34-91-722-0101


                           with a copy (which shall not constitute notice) to :

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036

                           Attention:       Paul T. Schnell, Esq.
                                                     and
                                            Richard J. Grossman, Esq.
                           Telephone:       (212) 735-3000
                           Telecopy:        (212) 735-2000

                  For notices and communications to the Executive:

                           David P. Reddick
                           P.O. Box 1258
                           McCall, ID 83638

                           With a copy (which shall not constitute notice) to :

                           Wingo & Rinehart
                           Main Street Business Center
                           150 North Main Street, Suite 202
                           Bountiful, UT 84010

                           Attention:       Mark E. Rinehart, Esq.
                           Telephone:       (801) 294-2800
                           Telecopy:        (801) 295-6600

         Any party hereto may, by a written notice to the other, change its address for receipt of notices hereunder.

10. Governing Law; Interpretation. This Agreement shall be construed under and governed by the laws of the State of Delaware, without reference to its conflict of laws principles. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

11. Withholding; Payment. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement (i) all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations, and (ii) all standard Company deductions. All cash amounts required to be paid hereunder shall be paid in United States dollars.

12. Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13. Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

14. Non-Exclusivity of Rights. Except as may otherwise be specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.

15. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer.

16. Settlement of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator in the Executive's state of residency, except if such state is California in which case it shall be conducted in New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall have the right, without prejudice to any other rights or remedies it might have under the law, which are reserved, to obtain injunctive relief in a court of competent jurisdiction to restrain any breach or threatened breach by the Executive of this Agreement or otherwise to specifically enforce any provision of this Agreement, including without limitation Sections 6 and 7 hereof; provided that such right to injunctive relief does not preclude the Company from seeking monetary damages for a breach by the Executive of this Agreement; provided further that, in the event of a breach by the Executive of any representation, warranty, covenant or agreement contained in this Agreement, the Company shall be entitled to suspend any payments or benefits under this Agreement not yet paid or provided to the Executive after providing the Executive notice of such breach, and the Company shall be permanently relieved of the Company's obligations in respect thereof if the Executive does not cure such breach within 30 days of the date the Company provided such notice to the Executive; and provided further that, in the event the Company's obligations hereunder are suspended or relieved pursuant to the preceding proviso, the Company shall not be precluded from seeking monetary damages from the Executive that exceed the amount of the Company's obligations hereunder.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them.

20. Parental Guaranty. In the event the Company fails to fulfill its payment obligations under this Agreement, the ETVE shall pay the amounts due by the Company to the Executive.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                        UMSI ACQUISITION CO.



                        By:
                          -----------------------------------------------------
                          Name:
                          Title:


                          DAVID P. REDDICK







                          Solely for purposes of Section 20 hereof

                          UNION ESPANOLA DE EXPLOSIVOS-MSI INTERNATIONAL, S.A.,



                          -------------------------------

                                    EXHIBIT A


Board Member of the New Meadow, Idaho, United Methodist Church
Board of the McCall Nordic Ski Team
Future Possibility of other church and charitable community Boards